CONTACT:  D.F. King & Co., Inc.
                                                 (800)628-8538

FOR IMMEDIATE RELEASE:

HIGH RIVER TENDER OFFERS FOR INTERESTS IN McNEIL LIMITED
PARTNERSHIPS HAVE EXPIRED

     New York, New York, October 11, 1995......High River
Limited Partnership ("High River") announced today that its tender offers (the "Tender Offers") for units of limited partnership interest ("Units") in each of McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P., and McNeil Real Estate Fund XXV, L.P. (collectively, the "Partnerships") expired pursuant to their terms at 12:00 midnight, New York City time, on Friday, October 6, 1995.

     Based on preliminary information furnished by the depositary for the Tender Offers, approximately 530 Units of McNeil Investors Fund 1972, 608 Units of McNeil Real Estate Fund V, Ltd., 7,524 Units of McNeil Real Estate Fund IX, Ltd., 5,010 Units of McNeil Real Estate Fund X, Ltd., 10,526 Units of McNeil Real Estate Fund XI, Ltd., 9,428 Units of McNeil Real Estate Fund XIV, Ltd., 10,703 Units of McNeil Real Estate Fund XV, Ltd., 5,883 Units of McNeil Real Estate Fund XX, L.P., 15,072 Units of McNeil Real Estate Fund XXIV, L.P., and 4,259,342 Units of McNeil Real Estate Fund XXV, L.P. were tendered and not withdrawn prior to the expiration of the Tender Offers.

     A spokesman for High River stated that it was extremely pleased with the results of its Tender Offers. The spokesman noted that the Partnerships' general partner strongly opposed the Tender Offers and made extensive efforts to induce limited partners not to tender. Among other things, the general partner told limited partners repeatedly that it and others were contemplating making competing tender offers. These competing offers, however, never materialized. Additionally, the general partner told limited partners they should not tender because the Partnerships would be required to start liquidating in 1998 and 1999. In contrast, however, the general partner has disclosed elsewhere that it expects to hold the Partnerships' properties for an unspecified time until the real estate market and Partnerships' investments improve, but cautioned that there could be no assurance that property values would increase over an extended period of time.

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